Issuer Free Writing Prospectus
Dated September 1, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-167634

Incremental Stock Offering September 2010

Forward-Looking Statements
This document contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,”
“seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
.  statements of our goals, intentions and expectations;
.  statements regarding our business plans, prospects, growth and operating strategies;
.  statements regarding the asset quality of our loan and investment portfolios; and
.  estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

.  general economic conditions, either nationally or in our market areas, that are worse than expected;
.  competition among depository and other financial institutions;
.  changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
.  adverse changes in the securities markets;
.  changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
.  our ability to enter new markets successfully and capitalize on growth opportunities;
.  our ability to successfully integrate acquired entities;
.  our incurring higher than expected loan charge-offs with respect to assets acquired in FDIC-assisted acquisitions;
.  changes in consumer spending, borrowing and savings habits;
.  changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and
.  changes in our organization, compensation and benefit plans.

Offering Terms
.  Issuer:
.  Trading Symbol:
.  Type of Security:
.  Offering Type:
.  Offering Size:
.  Shares Offered:
.  Offering Price:
.  Use of Proceeds:

Charter Financial Corporation

OTCBB: CHFN (has filed an application to be listed
on the NASDAQ Capital Market)
Common Stock
Incremental Stock Offering
Expected to be between $33.3 -$62.7 million
4,281,060 (38% Minority, 62% MHC) to

5,961,573 (47% Public, 53% MHC)
$10.52, subject to reduction as low as $7.78
Intended to take advantage of unique market position
to expand footprint and deploy capital on both FDIC
assisted transactions and organic growth
opportunities

Transaction Rationale
.  The Company initially announced its intention to pursue a Second Step conversion on December 15, 2009, but partially in response to shareholder concerns has decided to raise capital through an incremental offering.

.  Proceeding with an incremental stock offering carries less execution risk and facilitates a higher likelihood of successful transaction completion.

.  Opportunities are believed to exist today to leverage Charter’s capital quickly.

.  Charter still has an objective of raising additional capital which may be through becoming a fully converted company.

Incremental Stock Offering Overview
.  Unlike a Second Step, there is no change in structure. Charter Financial Corporation will remain in the mutual holding company structure, but with a higher minority ownership percentage.

.  First Charter, MHC currently owns approximately 85% of the shares outstanding while public stockholders own 15%. The MHC's ownership percentage will be reduced by the incremental stock offering, but not below 53.0%.

.  No additional shares are issued in an incremental offering. Charter Financial will be selling shares currently owned by the MHC.
.  Improves stock liquidity as a result of the offered shares.

.  While the offering price range is determined at the commencement of the offering based upon an independent appraisal, the final size of the offering and price per share will be determined at the conclusion of the offering, based on an update to the appraisal and market conditions, among other factors.

.  An incremental offering is accretive to the following per share metrics:
.  Book Value
.  Tangible Book Value
.  Earnings per Share

.  Any shares not sold in the subscription offering will be offered for sale in a syndicated community offering.

Company Profile
.  Savings and loan holding company and the parent company of CharterBank
.  $1.15 Billion in assets
.  $112.5 Million in equity
.  Headquartered in West Point, GA and operates 16 branch offices and a loan origination office on the I-85 corridor from Newnan, Georgia to Auburn, Alabama.
.  Reorganized in 2001 from the mutual structure into the mutual holding company structure.
.  Issued 3,964,481 shares at $10.00 per share, representing 20% of the outstanding shares, for net proceeds of $37.2 million.
.  Company historically (since the 1980’s) had a significant investment position in
Freddie Mac common stock which permitted it to distribute approximately $16.00 of regular and special cash dividends to its public shareholders to date.
.  The Company bought back approximately 30% of its publicly held common stock.
.  De-registered from the SEC in 2007 pursuant to a Dutch auction tender offer in which it repurchased 508,842 shares at $52.00 per share. Subsequently moved from the Nasdaq to the OTC Bulletin Board.

Company Profile (cont’d)
.
Well-capitalized federally chartered savings bank
.
Core Capital Ratio: 9.10%
.
Total Risk-Based Capital Ratio: 18.64%
.
Consolidated TCE / Assets: 9.40%
.
Texas Ratio: 22.4%

.
Favorable market dynamics with recent KIA Motors assembly plant in West Point,
Georgia and future military base realignment which is expected to add significantly to employment at Fort Benning in Columbus, Georgia.

.
Management team with extensive banking experience
.
Management team adept at successfully completing and integrating M&A transactions including healthy and failing bank and thrift institutions

* Based on non-covered nonperforming assets.

Offering Objectives
.  Current environment facilitates opportunity for deployment of offering proceeds
.  Ability to enhance organic growth
.  Strategically expand balance sheet and branch network
.  Attractively priced FDIC-assisted transactions can generate Tangible Book Value accretion through bargain purchase gains (negative goodwill) which has favorable implications for a future Second Step conversion
.  Increase long-term growth potential of the franchise
.  Since Company did not participate in the TARP CPP program, proceeds will be leveraged for growth and not to repay TARP
.  Leverage Management’s extensive FDIC-assisted transaction experience which can offer shareholders high risk-adjusted returns.
.  Combination of loss sharing on covered loans along with an asset discount bid significantly reduces the credit risk associated with the transaction

.  Differentiate Charter as not only a survivor in the current economic environment, but as an institution that is well-positioned to opportunistically increase shareholder value.

Attractive Footprint in W. Georgia / E. Alabama
CHFN -McIntosh Commercial Bank -Neighborhood Community Bank -
..Extended franchise into
Carroltton & Bremen, Georgia
..Expanded retail franchise into
Newnan & Peachtree City, Georgia

Market Share Opportunity – By County
Lee, AL Chambers, AL
2009 Total 2009 Total 2009 Total 2009 Total 2009 Total 2009 Total
2009
2009
Number of
Deposits in
Market
Market
Share 2009
2009
Number of
Deposits in
Market
Market
Share 2009
2009
Number of
Deposits in
Market
Market
Share
Rank Institution Branches ($000) (%) Rank Institution Branches ($000) (%) Rank Institution Branches ($000) (%)

Troup, GA
1 Synovus Financial Corp. 5 284,030 25.32 1 Auburn National Bancorp. 8 598,395 31.31 1 Farmers&Merchants Bkshrs Inc. 2 79,522 26.13
2 Charter Financial Corp. 4 261,981 23.35 2 Royal Bank of Canada 4 266,968 13.97 2 Charter Financial Corp. 2 73,810 24.26
3 Royal Bank of Canada 5 120,713 10.76 3 Regions Financial Corp. 3 168,910 8.84 3 BB&T Corp. 2 67,040 22.03
4 Community Bankshares Inc. 3 107,189 9.56 4 Banco Bilbao Vizcaya Argent SA 3 165,341 8.65 4 Frontier National Corp. 2 63,893 21.00
5 Bank of America Corp. 2 101,404 9.04 5 Wells Fargo & Co. 4 153,944 8.06 5 Capital City Bank Group Inc. 2 20,022 6.58
6 SunTrust Banks Inc. 1 86,632 7.72 6 BancorpSouth Inc. 3 129,848 6.80 Total For Institutions In Market 10 304,287

7 Capital City Bank Group Inc. 1 66,306 5.91 7 BB&T Corp. 3 115,047 6.02
8 LaGrange Banking Co. 2 56,151 5.01 8 Charter Financial Corp. 4 95,397 4.99
9 BB&T Corp. 1 19,049 1.70 9 Keystone Bank 1 76,369 4.00
10 United Bank Corp. 1 12,025 1.07 10 BancTrust Financial Group Inc. 2 51,749 2.71

Total For Institutions In Market 26 1,121,782 Total For Institutions In Market 41 1,910,898

Coweta, GA Fayette, GA
Charter has a significant opportunity to gain
market share given the weakness and capital
constraints of in-market competitors as well as
benefit from bank failures where the winning
bidder is an out-of-market institution
2009 Total 2009 Total Total Total
2009 Deposits in Market 2009 Deposits in Market
2009 Number of Market Share 2009 Number of Market Share
Rank Institution Branches ($000) (%) Rank Institution Branches ($000) (%)
1 Synovus Financial Corp. 6 314,546 19.91 1 Wells Fargo & Co. 4 354,610 18.41
2 BB&T Corp. 4 295,345 18.70 2 Georgia Bancshares Inc. 5 301,161 15.63
3 Charter Financial Corp. 4 204,278 12.93 3 Bank of America Corp. 4 294,058 15.26
4 FMCB Holdings Inc. 4 169,815 10.75 4 United Community Banks Inc. 4 212,020 11.00
5 Bank of America Corp. 3 135,960 8.61 5 Synovus Financial Corp. 3 129,920 6.74
6 United Bank Corp. 2 132,622 8.40 6 SunTrust Banks Inc. 4 118,756 6.16
7 Wells Fargo & Co. 3 116,548 7.38 7 BB&T Corp. 2 108,250 5.62
8 Georgia Bancshares Inc. 3 70,092 4.44 8 Regions Financial Corp. 3 104,419 5.42
9 Regions Financial Corp.
10 United Community Banks Inc.
2
3
59,165
47,518
3.75
3.01
9 CCF Holding Co.
16 Charter Financial Corp.
1
2
86,938
23,724
4.51
1.23
Total For Institutions In Market 37 1,579,650 Total For Institutions In Market 39 1,926,628

Carroll, GA Haralson, GA Newton, GA
2009 Total 2009 Total 2009 Total 2009 Total 2009 Total 2009 Total
2009
2009
Number of
Deposits in
Market
Market
Share 2009
2009
Number of
Deposits in
Market
Market
Share 2009
2009
Number of
Deposits in
Market
Market
Share
Rank Institution
1 Community & Southern Hldgs Inc
2 BB&T Corp.
3 Charter Financial Corp.
4 Synovus Financial Corp.
5 FGBC Bancshares Inc.
6 SunTrust Banks Inc.
7 United Community Banks Inc.
8 Regions Financial Corp.
Branches
5
4
1
6
2
5
2
2
($000)
552,454
309,700
273,681
270,324
182,041
129,279
87,001
74,566
(%)
27.22
15.26
13.48
13.32
8.97
6.37
4.29
3.67
Rank Institution
1 Community & Southern Hldgs Inc (GA)
2 FGBC Bancshares Inc. (GA)
3 Synovus Financial Corp. (GA)
4 PCNB Bancshares Inc. (GA)
5 BB&T Corp. (NC)
6 Charter Financial Corp.
Total For Institutions In Market
Branches
3
1
2
2
1
1
10
($000)
162,948
76,920
69,967
61,789
36,573
26,346
434,543
(%)
37.50
17.70
16.10
14.22
8.42
6.06
Rank Institution
1 Synovus Financial Corp.
2 Newton Federal Bank
3 BB&T Corp.
4 FMB Bancshares Inc.
5 Wells Fargo & Co.
6 United Bank Corp.
7 Charter Financial Corp.
8 Persons Banking Co. (GA)
Branches
3
3
3
1
1
3
1
1
($000)
204,038
202,079
195,888
63,275
52,653
44,570
40,162
32,546
(%)
22.53
22.31
21.63
6.99
5.81
4.92
4.43
3.59
9 Wells Fargo & Co.
10 Bank of America Corp.
2
1
61,060
49,522
3.01
2.44
9 United Community Banks Inc. (GA)
10 Community Bankers Trust Corp (VA)
1
1
30,001
20,338
3.31
2.25
Total For Institutions In Market 33 2,029,633 Total For Institutions In Market 22 905,781

Source: SNL Financial. Data as of June 30, 2009, pro forma for closed and pending transactions which have occurred subsequent to June 30.

Strategic Market Opportunity
32
38
41
37
14
Source: FDIC. Reflects transactions through 8/20/10
Bank Failures
per State 0 1 2 -5 6 -9 10 +
Survey of the Location of Institutions that have Failed Since 2008
Denotes number of failures in states with greater than 10.
Year to Date Georgia Failures
Date Failed Institution City Assets ($000)
7/30/2010 Northwest Bank & Trust Acworth $167,675
7/23/2010 Crescent Bank & Trust Company Jasper $1,011,537
6/25/2010 First National Bank Savannah $525,520
5/14/2010 Satilla Community Bank Saint Marys $135,688
3/26/2010 Unity National Bank Cartersville $295,000
3/26/2010 McIntosh Commercial Bank Carrollton $362,988
3/19/2010 Bank of Hiawassee Hiawassee $300,000
3/19/2010 Appalachian Community Bank Ellijay $1,010,075
3/19/2010 Century Security Bank Johns Creek $96,535
1/29/2010 Community Bank & Trust Cornelia $1,000,000
1/29/2010 First National Bank of Georgia Carrollton $832,580
12

Strategic vs. Financial Bidders
.
As an in-market strategic bidder, Charter is well-positioned to successfully bid on future transactions.

.
As displayed below, strategic bidders have been preferred over financial bidders in transactions that have occurred in the Southeast region since 2009.
.
Despite a growing number of platform banks having raised significant amounts of capital earmarked for FDIC-assisted transactions, relatively few have been able to successfully consummate a transaction.

.
Of the existing depository institutions in the state of Georgia, other than Charter, few are in a position to participate in the failed bank bid process.
.
# Institutions with Assets > $500 Million, >8% TCE/Assets & Texas Ratio < 25% = 5
.
# Institutions with Assets > $250 Million, >8% TCE/Assets & Texas Ratio < 25% = 11

9 transactions

58
transactions

Source: SNL Financial as of 3/31/10.

Strategic
Financial
83%
17%
Financial
Strategic
Distribution of Southeast Transactions Since 2009, by Buyer Type

Size of Opportunity
Pipeline of Potential FDIC-Assisted Transactions in Georgia

Potential Opportunity Asset Size Distribution

$0 - $100M $100 - $200M $200M - $300M $300M - $400M $400M+
Asset Size

Source: SNL Financial as of 3/31/10.

15
32
19
8
6
0
5
10
15
20
25
30
35
# of Institutions with Texas Ratios Over
75%
Total # GA Institutions with
Texas Ratio > 75% = 80
Total Assets = $15.4 Billion
Total Branches = 246

Relative Balance Sheet Strength
Public Georgia Banking Peers

Excludes
covered assets
Charter Financial
Corporation
Public Georgia
Banking Peer Median
Total Assets ($000) 1,146,076 813,837
Tangible Common Ratio 9.40% 6.86%
NPLs / Total Loans 2.72% 9.19%
Reserves/Loans 2.00% 2.46%
Reserves/NPAs 39.57% 19.80%
Texas Ratio 22.4% 149%

Public Georgia Banking Peers comprised of public banks and thrifts headquartered in Georgia. Data excludes Sun Trust Banks and Synovus Financial Corp.
Source: SNL Financial. Financial data as of 6/30/10.
Texas ratio defined as non-performing assets plus loans 90 days past due as a percentage of tangible equity and loan loss reserves. Excludes nonperforming assets covered by loss sharing agreement with FDIC.

Investment Profile
. Experienced management team with proven FDIC-assisted transaction capability
. Demonstrated ability to successfully bid and integrate FDIC-assisted transactions on advantageous terms
. Longstanding in-market history dating back to 1954 demonstrates the resilience of Charter’s business model through various economic cycles

. Significant Growth Potential
. Potential to opportunistically expand and capitalize on market dislocation, acquisitions and FDIC-assisted transactions
. Recently completed FDIC assisted transactions have strategically transformed franchise and leveraged Charter’s existing infrastructure

Date Failed Institution City
Assets Deposits
At Acquisition
(dollars in thousands)
6/26/2009 Neighborhood Community Bank Newnan $196,749 $182,238
3/26/2010 McIntosh Commercial Bank Carrollton $322,494 $295,990

$519,243
$
478,228

. Balance sheet strength, particularly when compared to western Georgia and eastern Alabama peers

. Company has a track record of providing returns to its shareholders in the form of cash dividends and repurchases

. Adherence to conservative underwriting standards and diversified lending have enabled the Company to remain profitable throughout the market disruption

Financial Information

Balance Sheet Transformation
Total Assets
$1,051 $1,097 $1,022 $802 $936 $1,146

$MM

$1,200

$1,000

$800

$376
$255
$63
$160
$320
$600

$206
$177
$277
$96
$400

$346
$294
$83
$295
$201
$120
$200
2005 2006 2007 2008 2009 6/30/2010

$357
$428
$406 CAGR for
Loans
$553
$665
$375
14.9%
Loans

Securities & Investments

Freddie Mac

Other

Note: The above chart displays information based on Charter’s fiscal year end, which is September 30.
Source: Company documents.

Other Asset Mix as of June 30, 2010
REO, $49.3

Cash, $117.4
Other, $34.3

FHLB Stock,
$15.2

FDIC Receivable*, BOLI, $31.4
$71.9

Source: Company documents. Dollars in millions.
*Represents a key component of liquidity as it is expected that a substantial amount of the receivables will turn into cash prior to year’s end.

Loan Portfolio
($MM)

$800
$700
$600
$500
$400
$300
$200
$100
$0

Total Loans
129
236
44

22
4623

4022
27110
276
19
22216

5221

32 4419 19
18219

151
13
158
17

149 144 139
139 126 111
2005 2006 2007 2008 2009 YTD

1-4 Family

Commercial Real Estate

Commercial

Consumer

Real Estate Construction

Covered

Note: The above chart displays information based on Charter’s fiscal year end, which is September 30.

Classified Assets – Non-Covered
CharterBank 12/31/2009 3/31/2010 6/30/2010
Gross Loans Outstanding $488,651,713 $476,227,837 $472,126,702
Substandard Loans
Doubtful Loans
REO
Total
13,895,366
161,036
3,809,677
$17,866,079
13,305,205
182,891
7,409,175
$20,897,272
11,567,650
267,383
11,016,762
$22,851,796
Special Mention Loans 19,525,024 13,455,189 14,860,982
Securities 7,349,445 14,839,157 15,406,975

Source: Company documents.

Credit Quality
NPA Trends (Non-covered assets)

$30,000

$25,000

$20,000

$15,000

$10,000

$5,000

$0

15,982
15,510 13,100
17,027
13,096 12,884
5,178
5,655 4,778
3,810
7,409
11,017
2.65% 2.64%
2.06%
2.46% 2.18% 2.16%
5.00%

4.00%

3.00%

2.00%

1.00%

0.00%

Mar-09 Jun-09 Sep-09 Dec-09 Mar-10 Jun-10
Non-Covered Nonperforming Loans Other Real Estate Owned Percentage of Total Non-Covered Assets
Source: Company documents.

Credit Quality
NCO’s & Loan Loss Reserve Trends (Non-covered loans)

3.00%

4.00%
3.60%

2.70%
2.00%
3.20%
2.80%

2.00%

2.40%

1.98% 2.03%
1.99%
2.00%

1.19%
1.81%
2.40%

2.50%

Loan Loss Reserves to Total Loans

Net Charge-offs / Average Loans

1.50%

0.36%
1.20%
0.80%

0.50%

0.30%
1.60%

1.00%

0.00%

0.71%
0.00%
Mar-09 Jun-09 Sep-09 Dec-09 Mar-10 Jun-10

0.14%
Net Charge-offs/ Average Loans

Loan Loss Reserves to "Non- Covered" Total Loans

Source: Company documents.
Note: Ratios displayed in the above chart exclude covered assets.

0.40%

Liabilities Transformation
Total Liabilities
$MM $807 $830 $797 $699 $839 $1,034
$1,200

$10
$1,000

$14
$800
$12

$105 $120 $94
$600

$400

$200

26.1%
CAGR for
Retail Dep.
$
2005 2006 2007 2008 2009 6/30/2010

$250
$452
$711
$313
$465
$360
$356
$331
$378
$324
$321
$389
Retail Deposits

Wholesale Fundng

Other

Note: The above chart displays information based on Charter’s fiscal year end, which is September 30.
Source: Company documents.

Deposit Mix
Deposits by Type

($ Million)

At June 30, 2010
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0

$811

118
503
Transaction
Time Deposits Accounts
62%

$598

 $431 $420
$372

203
Deposit
Detail
Savings & Money
Mkt

 $320

381
227 251
23%
189
15%

68 81 85 80
63 88 118 89
114
190
103
2005 2006 2007 2008 2009 YTD

Transaction Accounts

Savings & Money Mkt

Time Deposits

Average cost of deposits for the
nine months ended June 30, 2010:
1.82%

Note: The above chart displays information at Charter’s fiscal year end, which is September 30.

Wholesale Funding Maturity Schedule
$102
$30
$20
$5 $5
$25 $25
4.61%
3.65%
3.80%
3.99%
4.33% 4.30%
5.64%
$0
$20
$40
$60
$80
$100
$120
(In Millions)
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
6.00%
-
..Maturing advances in
January and March of 2011will
result in a benefit of
approximately $1.25 million in
quarterly pre-tax income.
.
Maturing higher priced FHLB advances will result in lower funding costs and a meaningful improvement in interest income.

2011 2012 2013 2014 2015 2016 2019

Borrowings

Weighted Average Rate

Source: Company documents.

Net Interest Margin
.
Boost in net interest margin in the most recent quarter was primarily related to accretion of loan discount booked in the FDIC-assisted acquisitions. However, once the accretion benefit subsides this is expected to be replaced by margin benefit from deployment of cash received from collection on covered non-performing loans and the FDIC receivable which will be utilized to paydown higher rate wholesale funding and invested

2.15% 2.08%
2.35% 2.93%
2.91%
3.42%
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
4.00% in earning assets.
Mar-09 Jun-09
Sep-09 Dec-09 Mar -10 June - 10

Source: Company documents.

Drivers of Future Earnings Growth
.
In addition to general improvement in market conditions, Charter expects to benefit from:
.
Reinvestment of proceeds related to workout of problem assets;
.
Collection of FDIC Loss Sharing Agreement Receivable; and
.
Reduction of operating expenses related to asset workout.

Offering Information

Incremental Offering Pro Forma Summary

Current Ownership (000)		
Minority Shares	2,814	15.1%
MHC Shares	15,858	84.9%
Total Shares	18,672	

Offer Price per Share	$7.78	$9.15	$10.52
Minimum (4,281,060 Shares)			
Gross Offering Proceeds ($000)	$33,307	$39,172	$45,037
Pro Forma Net Income for 6 months ended March 31, 2010 ($000)	$7,848	$7,871	$7,894
Pro Forma Tangible Shareholders' Equity at March 31, 2010 ($000)	$132,062	$137,140	$142,217
Offering Price / Pro Forma EPS	9.1x	10.6x	12.0x
Offering Price / Pro Forma Tangible Book Value	110.0%	124.7%	138.2%
Fully Converted Price / Tangible Book Value	66.9%	72.0%	76.3%
Pro Forma Ownership			
Pro Forma Shares Owned by Minority	7,095	7,095	7,095
Pro Forma Shares Owned by MHC	11,577	11,577	11,577
Total Shares Outstanding	18,672	18,672	18,672
Minority % Ownership	**38.0%**	**38.0%**	**38.0%**
Maximum (5,961,573 Shares)			
Gross Offering Proceeds ($000)	$46,381	$54,548	$62,716
Pro Forma Net Income for 6 months ended March 31, 2010 ($000)	$7,946	$7,986	$8,026
Pro Forma Tangible Shareholders' Equity at March 31, 2010 ($000)	$144,548	$151,824	$159,101
Offering Price / Pro Forma EPS	8.8x	10.4x	12.0x
Offering Price / Pro Forma Tangible Book Value	100.5%	112.6%	123.5%
Fully Converted Price / Tangible Book Value	66.9%	72.0%	76.3%
Pro Forma Ownership			
Pro Forma Shares Owned by Minority	8,776	8,776	8,776
Pro Forma Shares Owned by MHC	9,896	9,896	9,896
Total Shares Outstanding	18,672	18,672	18,672
Minority % Ownership	**47.0%**	**47.0%**	**47.0%**

30

Pro Forma Valuation vs. Peer
Charter Financial Corporation(1)
Public
Banking
Peer
Median(2)
Offer Price per Share $10.52$9.15$7.78
Price / Tangible Book Value 66.9% 72.0% 76.3% 123.3%
Dividend Yield 2.6% 2.2% 1.9% 2.1%

1. Charter’s pricing ratios are based on the fully converted price.
2. Public Banking Peers comprised of public banks and thrifts headquartered in the southeast and southwest region of the USA, with assets between $1B -$10B and a npa/assets ratio less than 3.50%.
Source: SNL Financial. Financial data as of 6/30/10. Market data as of 8/30/10.

Investment Merits
Operating History, Capital Levels and Management Team with Extensive FDIC-Assisted
Transaction Bidding Experience Bodes Well for Pursuit of Future Opportunities
Well Positioned for Profitable Organic Growth in a more Rational Competitive Environment
Capital Being Raised is Offensive in Nature Given Charter’s Financial Strength
(Pre-Deal TCE/Assets = 9.4%; Texas Ratio = 22.4%)
Shareholder Oriented Company Since 2001
Numerous Troubled Institutions Within or Adjacent to Current Market Area Provides the
Underpinnings for a Period of Successful Consolidation
Weakened Capital Position of Competitors Represents a Major Growth Catalyst

Approved Bidder in Markets with Signif OpportunitApproved Bidder in Markets with Significant FDIC-AssistedOpportunities

How to Order Shares
. Complete and sign the Stock Order Form with full payment
. You can pay for the shares two ways:
. Enclose a check or money order
. Authorize a withdrawal from CharterBank deposit account(s) (except for
CharterBank IRA or other retirement accounts or accounts with check-writing privileges)
. On the order form, all shares must be purchased at $10.52
. The actual price of the shares will be between $7.78 and $10.52
. If the shares are priced at less than $10.52, you have 2 options:

1. The difference can be refunded to you; or,

2. You can check the box on your order form so that the difference will be applied to purchase additional shares, if available.

. Example: If you purchase 1,000 shares, you need to pay $10,520. If the offering is priced at $7.78 per share, you can receive a refund of $2,740 or purchase an additional 352 shares.

Stock Order Form Delivery Procedures
. Stock order form and payment must be received on or before 2:00 p.m., Georgia time on September 15, 2010
. Acceptable Stock Order Form delivery methods:
. By Mail: Using the Stock Order Reply Envelope provided
. By Hand: To CharterBank’s Executive Office located at 1233 O.G. Skinner Drive, West Point, Georgia
. By Overnight Delivery to Charter Financial Corporation, C/O Stifel Nicolaus, Attn: Stock Information Center, 18 Columbia Turnpike, Florham Park, NJ 07932

Questions? Stock Information Center C/O Stifel Nicolaus 18 Columbia Turnpike Florham Park, New Jersey 07932 1-(877) 821-5782 10:00 a.m. to 4:00 p.m., Monday -Friday 35